Exhibit 99.1

Zynex Announces 2011 Year End Results

LONE TREE, Colo. - March 15, 2012 - Zynex, Inc. (OTCBB: ZYXI), a provider and developer of non-invasive medical devices for electrotherapy and stroke rehabilitation, neurological diagnosis and cardiac monitoring, announces its 2011 unaudited financial results.

The Company’s net revenue increased 42% to $34,148,000 for 2011 from $24,085,000 for 2010. The Company’s 2011 revenue was driven by its Zynex Medical subsidiary, in which the Company continued to see strong demand for its electrotherapy products. The Company generated 2011 net income of $1,564,000, or $.05 per share, versus 2010 net income of $350,000 or $.01 per share, representing a five-fold increase year over year.

The Company reported a gross profit of $26,777,000, or 78% of net revenue, for 2011, as compared to a gross profit of $18,883,000, or 78% of net revenue, for 2010.

The Company reported Selling, General and Administrative (SG&A) expenses of $23,676,000, or 69% of net revenue, for 2011, as compared to $17,322,000, or 72% of net revenue, for 2010. Increases in the Company’s SG&A expenses during 2011 were primarily attributable to sales and marketing (related to sales commissions based on the 42% increase in net revenue and investments made to expand the Company’s sales force), billing and reimbursement (related to personnel additions to handle the increased demand in orders and further improve the reimbursement and collections process) and engineering and operations (related to business development for our Zynex NeuroDiagnostics Inc. subsidiary and product development for our Zynex Monitoring Solutions, Inc. subsidiary).

The Company generated 2011 income from operations of $3,101,000, income before income taxes of $2,644,000 and net income of $1,564,000, versus 2010 income from operations of $1,561,000, income before income taxes of $1,335,000 and net income of $350,000. The Company’s net revenue was at the top of its outlook for 2011, but net income per diluted share was below the Company’s 2011 outlook, primarily because of slightly lower gross margins and higher than originally anticipated interest expense.

Thomas Sandgaard, CEO stated: “The continued growth in our top line revenue of 42% is directly related to an increase in orders received for electrotherapy devices and recurring consumable supplies, and is being driven by the build out of our sales force across key markets over the past year. We believe the investments made in our sales team will continue to benefit the company in the year ahead, as we now have over 200 field sales representatives across 38 states. We continue to see growth opportunities in geographic markets that we have not penetrated and look to fill these voids during 2012. Our continued investment in the billing and reimbursement department is necessary, and is an integral part of the success of our organization, as it is responsible for negotiating with third-party payors and collecting cash on each order processed.”

Mr. Sandgaard continued: “We also increased our efforts in our Zynex Monitoring Solutions and Zynex NeuroDiagnostics subsidiaries during 2011. Our Zynex Monitoring Solutions subsidiary is developing a non-invasive blood volume monitor that would be used for monitoring central blood volume to detect blood loss during surgery and internal bleeding during recovery. This unique medical device application is intended to serve what we believe is a currently unmet need in the market for safer surgeries and safer monitoring of patients during recovery. We believe the potential end market for a non-invasive blood volume monitoring device could represent a significant opportunity if successful. We are very pleased with the results from our first clinical evaluation and are in the planning stage for additional evaluations during 2012. On March 9, 2012, we completed our asset acquisition of NeuroDyne Medical Corp., through our Zynex NeuroDiagnostics subsidiary. NeuroDyne is an 18 year old manufacturer of advanced medical devices for non-invasive measurement of surface electromyography (sEMG) and autonomic nervous systems. The acquisition of NeuroDyne diversifies our product line and provides a more rapid entrance into the neurodiagnostic biofeedback market space. We are working closely with NeuroDyne’s CEO, who was appointed VP of Technical Operations for Zynex NeuroDiagnostics, to fully integrate the business into our Zynex NeuroDiagnostics subsidiary, and will begin selling NeuroDyne products in our already existing sales channels.”

Outlook:

The Company anticipates net revenues of between $38 million and $40 million for 2012 and net income per diluted share of between $0.06 and $0.08 for 2012.

Conference Call and Webcast Information:

Zynex, Inc. will host an earnings conference call and webcast at 9:00 a.m. MST (11:00 a.m. EST) today to discuss its 2011 year end results. Please note questions can only be submitted via the webcast user interface. Parties without access to the internet may join the presentation in listen only mode by dialing the toll free number provided below.

Webcast Information- http://www.visualwebcaster.com/event.asp?id=85625

Conference Call Information- 800-289-0517, pass-code 4463430

Highlights from the year ended 2011 consolidated financial statements:

(unaudited, amounts in thousands, except per share amounts)

	Year Ended December 31,
	2011	2010
Net revenue	$34,148	$24,085
Gross profit	26,777	18,883
Income from operations	3,101	1,561
Income before income taxes	2,644	1,335
Net income	1,564	350
Adjusted EBITDA (1)	4,126	3,888
Net income per share - diluted	$0.05	$0.01
Weighted average number of common shares outstanding - diluted	30,978,288	30,704,737

(1)	Reconciliation of unaudited U.S. Generally Accepted Accounting Principles (GAAP) Net income to Adjusted Earnings Before Interest Taxes Depreciation, and Amortization (Adjusted-EBITDA)

	Year Ended December 31,
	2011	2010
Net income	$1,564	$350
Interest expense and loss on extinguishment of debt	460	215
Income taxes	1,080	985
Depreciation and amortization	897	845
Deferred rent	(221)	1,129
Loss on disposal of equipment	—	18
Stock-based expense	346	346

Adjusted EBITDA	$4,126	$3,888

About Zynex

Zynex (founded in 1996), operates under three primary business segments; Zynex Medical, Zynex NeuroDiagnostics and Zynex Monitoring Solutions. Zynex Medical engineers, manufactures, markets and sells its own design of electrotherapy medical devices for electrotherapy, used for pain management and rehabilitation. Zynex Medical’s product lines are fully developed, FDA-cleared and commercially sold world-wide. Zynex NeuroDiagnostics, sells the company’s proprietary NeuroMove device designed to help stroke and spinal cord injury patients and is currently expanding into markets for EMG, EEG, sleep pattern, auditory and nerve conductivity neurological diagnosis devices through product development and acquisitions. Zynex Monitoring Solutions, currently in the development stage, has been established to develop and market medical devices for non-invasive cardiac monitoring.

For additional information, please visit: http://www.ir-site.com/zynex/default.asp.

Safe Harbor Statement

Certain statements in this release are “forward-looking” and as such are subject to numerous risks and uncertainties. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause actual results to materially differ from forward-looking statements include, but are not limited to, the need to obtain additional capital in order to grow our business, our ability to engage additional sales representatives, the success of such additional sales representatives, the need to obtain FDA clearance and CE marking of new products, the acceptance of new products as well as existing products by doctors and hospitals, larger competitors with greater financial resources, the need to keep pace with technological changes, our dependence on the reimbursement from insurance companies for products sold or rented to our customers, acceptance of our products by health insurance providers, our dependence on third party manufacturers to produce our goods on time and to our specifications, implementation of our sales strategy including a strong direct sales force, the uncertain outcome of pending material litigation and other risks described in our filings with the Securities and Exchange Commission including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010.

Contact: Zynex, Inc. Anthony Scalese, CFO, 303-703-4906

ZYNEX, INC.

CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS, EXCEPT NUMBER OF SHARES)

	December 31, 2011	December 31, 2010
	(UNAUDITED)
ASSETS
Current Assets:
Cash	$789	$602
Accounts receivable, net	10,984	7,309
Inventory	4,556	3,641
Prepaid expenses	293	145
Deferred tax asset	1,274	794
Other current assets	42	41

Total current assets	17,938	12,532
Property and equipment, net	3,422	2,906
Deposits	170	174
Deferred financing fees, net	145	89

	$21,675	$15,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$3,289	$1,270
Current portion of notes payable and other obligations	131	93
Accounts payable	2,189	1,313
Income taxes payable	1,567	1,103
Accrued payroll and payroll taxes	702	572
Deferred rent	296	221
Other accrued liabilities	1,574	980

Total current liabilities	9,748	5,552
Notes payable and other obligations, less current portion	258	327
Deferred rent	1,156	1,452
Deferred tax liability	373	188

Total liabilities	11,535	7,519

Stockholders’ Equity:
Preferred stock; $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 30,816,631 (2011) and 30,604,167 (2010) shares issued and outstanding	31	31
Paid-in capital	5,096	4,702
Retained earnings	5,013	3,449

Total stockholders’ equity	10,140	8,182

	$21,675	$15,701

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

YEARS ENDED DECEMBER 31,

	2011	2010
	(UNAUDITED)
Net revenue:
Rental	$9,892	$8,533
Sales	24,256	15,552

	34,148	24,085

Cost of revenue:
Rental	1,842	802
Sales	5,529	4,400

	7,371	5,202

Gross profit	26,777	18,883
Selling, general and administrative expense	23,676	17,322

Income from operations	3,101	1,561

Other income (expense):
Interest income	1	5
Interest expense and loss on extinguishment of debt	(460)	(215)
Other income (expense)	2	(16)

	(457)	(226)

Income before income taxes	2,644	1,335
Income tax expense	1,080	985

Net income	$1,564	$350

Net income per share:
Basic	$0.05	$0.01

Diluted	$0.05	$0.01

Weighted average number of common shares outstanding:
Basic	30,750,108	30,546,070

Diluted	30,978,288	30,704,737

ZYNEX, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

YEARS ENDED DECEMBER 31,

	2011	2010
	(UNAUDITED)
Cash flows from operating activities:
Net income	$1,564	$350
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation expense	806	774
Provision for losses on accounts receivable	1,190	317
Amortization of financing fees	91	71
Issuance of common stock for services	79	79
Provision for obsolete inventory	149	23
Deferred rent	(221)	1,129
Net loss on disposal of equipment	—	18
Employee stock-based compensation expense	267	267
Deferred tax benefit	(295)	(281)
Changes in operating assets and liabilities:
Accounts receivable	(4,865)	(2,586)
Inventory	(1,046)	(1,559)
Prepaid expenses	(148)	(6)
Deposits and other current assets	3	17
Accounts payable	876	186
Accrued liabilities	724	338
Income taxes payable	464	198

Net cash used in operating activities	(362)	(665)

Cash flows from investing activities:
Proceeds received in lease termination	—	108
Purchases of equipment and inventory used for rental	(1,267)	(672)

Net cash used in investing activities	(1,267)	(564)

Cash flows from financing activities:
Net borrowings on line of credit	2,019	1,270
Deferred financing fees	(147)	(120)
Payments on capital lease obligations	(104)	(182)
Issuance of common stock	48	—

Net cash provided by financing activities	1,816	968

Net increase (decrease) in cash	187	(261)
Cash at the beginning of the period	602	863

Cash at the end of the period	$789	$602

Supplemental cash flow information:
Interest paid	$411	$112

Income taxes paid (including interest and penalties)	$911	$1,068

Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired through note payable and capital lease	$73	$441